                                                                     EXHIBIT 15


                LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION



June 22, 1999


United HealthCare Corporation:

We are aware that United HealthCare Corporation has incorporated by reference in this Registration Statement on Form S-8 its Form 10-Q for the quarter ended March 31, 1999, which includes our report dated May 6, 1999 and Form 10-Q/A's for the quarters ended June 30 and September 30, 1998, which include our reports dated April 22, 1999, covering the unaudited interim condensed consolidated financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



ARTHUR ANDERSEN LLP